UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): April 15, 2010

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15225 N. 49th Street, Scottsdale, AZ	85254
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 595-4997

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2010, the Board of Directors (the “Board”) of El Capitan Precious Metals, Inc. (the “Company”) reviewed the Board actions dated January 23, 2008, referencing the Board compensation plan and as disclosed in the Company’s Form 8-K filing dated January 23, 2008. Upon discussion, the Board rescinded the actions taken amending the director compensation plan on January 23, 2008.

On April 15, 2010, based upon the Board’s performance against written and publically announced Company strategy, the Board awarded a grant of 500,000 shares of S-8 stock to be issued to each of the three directors under the Company’s 2005 Stock Incentive Plan, with a valuation at the closing price per share on the date of the award.

Item 5.02	Compensatory Arrangements of Certain Officers; Stock Option Awards.

The Board also reviewed the Board action on January 23, 2008, which amended the Company’s bonus program for executive officers, directors and outside consultants which was originally adopted on January 25, 2007. Under the program as originally adopted, the bonus recipients are entitled to receive an aggregate bonus based upon the incremental value received by the Company for the sale of the El Capitan property in excess of a baseline amount of $63.1 million, equal to the Company’s market capitalization on January 25, 2007. The amendment adopted on January 23, 2008 altered the baseline for calculating the bonus which may result in a significant lower baseline amount and increase the aggregate bonus amount. The details of this January 23, 2008, amendment are disclosed in the Company’s Form 8-K filing dated January 29, 2008. Upon discussion, the Board rescinded the actions taken amending the Company’s bonus program for executive officers, directors and outside consultants on January 23, 2008, by the Board and will review the baseline calculation at the time of the effected merger.

 The allocation of the bonus amount among the bonus recipients is to be determined by the Board, in consultation with the Company’s compensation committee. The payment of any bonus under the Bonus Program shall be in accordance with the Company’s receipt of proceeds from an applicable sale of the El Capitan property.

The Board reviewed various prior Board Written Actions, Minutes and Company status updates and the Board actions dated September 9, 2008, referencing the cancellation and reissuance of new stock options at a reduced exercise price and the removal of prior terms and conditions for the vesting of the options to then current two officers of the Company. The details of these option transactions are disclosed in the Company’s Form 8-K filing dated September 11, 2008. Upon review and detailed discussion of the previous actions and Company’s direction at the time of the reissuance, the Board cancelled the outstanding vested stock options of the two officers which aggragated.1,750,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC

Date: April 20, 2010	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer